Issuer Free Writing Prospectus Filed Pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated August 21, 2013

(To Prospectus dated August 15, 2013)

Registration Statement No. 333-190641

ISSUER FREE WRITING PROSPECTUS DATED SEPTEMBER 13, 2013

COMPAÑÍA CERVECERÍAS UNIDAS, S.A.

22,583,797 Common Shares in the Form of American

Depositary Shares

Offered by the Issuer

This free writing prospectus relates only to the securities described below and is being filed to advise you of the availability of, and should be read together with, the preliminary prospectus supplement dated August 21, 2013 (the “Preliminary Prospectus Supplement”) relating to this offering and accompanying prospectus dated August 15, 2013 (the “Base Prospectus”), including the documents incorporated by reference in the Preliminary Prospectus Supplement, and the Registration Statement on Form F-3 (File No. 333-190641) (the “Registration Statement”). A hyperlink to the current version of the Registration Statement is provided below. This free writing prospectus is only a summary of the changes included in the Preliminary Prospectus Supplement and you should read the entire Preliminary Prospectus Supplement carefully, including the section entitled “Risk Factors” before deciding to invest in the securities described below.

The following information summarizes, supplements and/or updates the information contained in the Preliminary Prospectus Supplement.

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Terms of the Offering

Issuer:	Compañía Cervecerías Unidas S.A.

Security:	Common shares, no par value (the “Common Shares”)

Number of Common Shares Sold by the Issuer:	22,583,797 Common Shares

Number of ADSs Representing Common Shares Sold by the Issuer (each ADS represents two common shares):	4,290,921 ADSs

Price to Public of Common Shares:	CLP 6,500.00 per Common Share

Price to Public of ADSs:	$26.00 per ADS

Underwriting Commissions per ADS/Common Share:	US$0.46 / CLP 115.00

Proceeds to the Issuer Before Expenses:

Proceeds:	The Issuer estimates that the net proceeds from the offering, after deducting the underwriters’ commissions to be paid to the Underwriters and estimated expenses incurred in connection with a offering of 22,583,797 shares of common stock calculated using an exchange rate of CLP 500.00 = U.S.$1.00 will be approximately CLP 143,555.5 million (US$287.1 million).

The Issuer estimates that the net proceeds from the preemptive rights offering, after deducting the commissions to be paid to the Dealers and estimated expenses incurred in connection with the preemptive rights offering using an exchange rate of CLP 500.00 = U.S.$1.00 will be approximately CLP 92,085.7 million (US$184.2 million), assuming a 50% subscription rate in the preemptive rights offering, and approximately CLP 184,438.3 million (US$368.9 million), assuming a 100% subscription rate in the preemptive rights offering.

Trade Date:	September 13, 2013

Settlement Date:	September 17, 2013

Underwriters:	J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

CUSIP/ISIN:	204429104 / US2044291043

Updated Information

Subject to the terms set forth in the Preliminary Prospectus Supplement, the lock-up period for the ADSs or common shares or securities convertible into or exchangeable or exercisable for any ADSs or common shares will run for 90 days commencing on the date hereof.

Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

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To review the Preliminary Prospectus Supplement included in the Registration Statement, click the following link on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site):

http://www.sec.gov/Archives/edgar/data/888746/000119312513341422/d587940d424b2.htm

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS 0000888746.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS, THE PRELIMINARY PROSPECTUS SUPPLEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING J.P. MORGAN SECURITIES LLC INCORPORATED AT (212) 834-4533, CITIGROUP GLOBAL MARKETS INC. TOLL-FREE AT (800) 831-9146, DEUTSCHE BANK SECURITIES INC. TOLL-FREE AT (800) 503-4611 OR GOLDMAN, SACHS & CO. TOLL-FREE AT (866) 471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.